December 2016 MSELN-260-C Registration Statement No. 333-208507 PRICING SUPPLEMENT Dated December 28, 2016 Filed Pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. and International Equities
$7,309,990 PLUS Based on a Basket of Two Equity Indices and Four Exchange-Traded Funds due June 28, 2017
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The PLUS are senior unsecured obligations of Royal Bank of Canada, do not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document. At maturity, if the value of the basket has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the basket, subject to the maximum payment at maturity. However, if the value of the basket has decreased, investors will lose 1% for every 1% decline. The PLUS are for investors who seek a return linked to the four basket components and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the basket. Investors may lose their entire initial investment in the PLUS. The PLUS are senior notes issued as part of Royal Bank of Canada’s Global Medium-Term Notes, Series G program. All payments on the PLUS are subject to the credit risk of Royal Bank of Canada. Non-U.S. holders will not be subject to withholding on dividend equivalent payments under Section 871(m) of the U.S. Internal Revenue Code. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the PLUS.
SUMMARY TERMS
Issuer:	Royal Bank of Canada
Basket:	The basket is composed of two equity indices and four exchange-traded funds (each, a “basket component”) weighted as set forth in the table below.
	Basket components	Bloomberg symbols	Component weightings	Initial component values*
	S&P® 500 Index (“SPX”)	SPX	25%	2,249.92
	EURO STOXX 50® Index (“SX5E”)	SX5E	25%	3,278.72
	Market Vectors® Gold Miners ETF (“GDX”)	GDX	15%	$20.24
	iShares® NASDAQ Biotechnology ETF (“IBB”)	IBB	15%	$268.08
	WisdomTree® Japan Hedged Equity Fund (“DXJ”)	DXJ	10%	$50.29
	WisdomTree® India Earnings Fund (“EPI”)	EPI	10%	$19.77
* The initial component value for each basket component was its official closing value on the pricing date.
Aggregate principal amount:	$7,309,990
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS
Pricing date:	December 28, 2016
Original issue date:	January 3, 2017 (three business days after the pricing date)
Maturity date:	June 28, 2017
Payment at maturity:	If the final basket value is greater than the initial basket value,
$10 + $10 × leverage factor × basket return
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than or equal to the initial basket value,
$10 + $10 × basket return
This amount will be less than or equal to the stated principal amount of $10. You will lose some or all of the principal amount if the final basket value is less than the initial basket value.
Maximum payment at maturity:	$10.70 per PLUS (107.00% of the stated principal amount)
Leverage factor:	200%
Basket return:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	100 × [1 + (sum of the basket component return multiplied by the respective component weighting for each basket component)]
Basket component return:	With respect to each basket component, (final component value – initial component value) / initial component value
Final component value:	The official closing value of the relevant basket component on the valuation date
Valuation date:	June 23, 2017, subject to adjustment for non-trading days and certain market disruption events
Official closing value:
With respect to the SPX and the SX5E (each, an “Index” and together, the “Indices”), the closing level of the relevant Index; with respect to the GDX, the IBB, the DXJ, and the EPI (each, an “ETF” and together, the “ETFs”), the closing price of one share of the ETF times the adjustment factor

Adjustment factor:	With respect to each ETF, 1.0, subject to adjustment in the event of certain events affecting that ETF. See “Additional Terms of the PLUS—Adjustment factor” below.
CUSIP/ISIN:	78014E190 / US78014E1901
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”). See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per PLUS	$10.000	$0.125(1)
		$0.050(2)	$9.825
Total	$7,309,990.000	$91,374.875 $36,549.950	$7,182,065.175
(1)
RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.175 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $0.125 for each PLUS that MSWM sells. See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”

(2)	Of the amount per $10 stated principal amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $0.05 for each PLUS.
The initial estimated value of the PLUS as of the pricing date is $9.7275 per $10.00 PLUS, which is less than the price to public. The market value of the PLUS at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.
An investment in the PLUS involves certain risks. See “Risk Factors” beginning on page 5 of this document, and “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page 1 of the prospectus.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Please also see “Additional Terms of the PLUS” in this document.
Prospectus Supplement dated January 8, 2016
Prospectus dated January 8, 2016

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the PLUS or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

PLUS Based on a Basket of Two Equity Indices and Four Exchange-Traded Funds, due June 28, 2017
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary
Performance Leveraged Upside Securities
Principal at Risk Securities
The PLUS Based on a Basket of Two Equity Indices and Four Exchange-Traded Funds, due June 28, 2017 (the “PLUS”) can be used:
▪	As an alternative to direct exposure to the basket that enhances returns for a certain range of positive performance of the basket, subject to the maximum payment at maturity.
▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario.
▪	To achieve similar levels of upside exposure to the basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.
The PLUS are exposed on a 1:1 basis to the negative performance of the basket.
Maturity:	Approximately six months
Leverage factor:	200%
Maximum payment at maturity:	$10.70 per PLUS (107% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Coupon:	None
Component weighting:	Unequal, as set forth on the cover page.
Key Investment Rationale
These PLUS offer leveraged exposure to the performance of the basket. In exchange for enhanced performance of 200% of the appreciation of the basket, investors forgo performance above the maximum payment at maturity of $10.70 per PLUS. At maturity, if the value of the basket has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the basket, subject to the maximum payment at maturity. However, if the value of the basket has decreased, investors will lose 1% for every 1% decline. Investors may lose their entire initial investment in the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket within a certain range of positive performance.
Upside Scenario
The value of the basket increases and, at maturity, we will pay the stated principal amount of $10 plus 200% of the basket return, subject to the maximum payment at maturity of $10.70 per PLUS (107% of the stated principal amount).

Downside Scenario
The value of the basket declines and, at maturity, we will pay less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket from the initial basket value.

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Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Additional Information
You should read this document together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which the PLUS are a part. This document, together with these documents, contains the terms of the PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.
You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you. We and MSWM are offering to sell the PLUS and seeking offers to buy the PLUS only in jurisdictions where it is lawful to do so. The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.
If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.
You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Prospectus dated January 8, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
•	Prospectus Supplement dated January 8, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

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Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS for a range of hypothetical percentage changes in the value of the basket. The graph is based on the following terms:
Stated principal amount:	$10 per PLUS
Leverage factor:	200%
Maximum payment at maturity:	$10.70 per PLUS (107% of the stated principal amount)
Minimum payment at maturity:	None
PLUS Payoff Diagram

How it works
▪
Upside Scenario. If the final basket value is greater than the initial basket value, then investors would receive the $10 stated principal amount plus a return reflecting 200% of the appreciation of the basket over the term of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, an investor would realize the maximum payment at maturity at a final basket value of 103.50% of the initial basket value.

▪	If the basket appreciates 2%, the investor would receive a 4% return, or $10.40 per PLUS, or 104% of the stated principal amount.
▪	If the basket appreciates 6%, the investor would receive only the maximum payment at maturity of $10.70 per PLUS, or 107% of the stated principal amount.
▪
Downside Scenario. If the final basket value is less than or equal to the initial basket value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the basket.

▪	If the basket depreciates 30%, the investor would lose 30% of the investor’s principal and receive only $7.00 per PLUS at maturity, or 70% of the stated principal amount.

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PLUS Based on a Basket of Two Equity Indices and Four Exchange-Traded Funds, due June 28, 2017
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors
An investment in the PLUS is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the PLUS are also exposed to further risks related to the issuer of the PLUS, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for its most recently completed fiscal year, filed with the SEC and incorporated by reference herein. See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F for its most recently completed fiscal year. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are suited to your particular circumstances.
▪
The PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the final basket value is less than the initial basket value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket, and may be zero.

▪
The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $10.70 per PLUS, or 107% of the stated principal amount. Although the leverage factor provides 200% exposure to any increase in the value of the basket as of the valuation date above the initial basket value, because the payment at maturity will be limited to 107% of the stated principal amount, any increase in the final basket value over the initial basket value by more than 3.50% will not further increase the return on the PLUS.

▪
The market price of the PLUS will be influenced by many unpredictable factors. Many factors will influence the value of the PLUS in the secondary market and the price at which RBCCM may be willing to purchase or sell the PLUS in the secondary market, including:

▪	the value, volatility and dividend yield, as applicable, of the basket components and the securities represented or held by the basket components;
▪	interest and yield rates;
▪	exchange rates between the U.S. dollar and the currencies in which the non-U.S. securities represented by the SX5E, the GDX, the DXJ and the EPI are traded;
▪	time remaining to maturity;
▪	geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the applicable international equities markets generally; and
▪	any actual or anticipated changes in our credit ratings or credit spreads.
The values of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount if you sell your PLUS prior to maturity.
▪
The PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS. You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the PLUS at maturity and therefore you are subject to the credit risk of Royal Bank of Canada. If Royal Bank of Canada defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness. Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the PLUS.

▪
The amount payable on the PLUS is not linked to the value of the basket at any time other than the valuation date. The final basket value will be based on the official closing values of the basket components on the valuation date,

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Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

subject to adjustment for non-trading days and certain market disruption events. Even if the value of the basket appreciates prior to the valuation date but then decreases on the valuation date to a value that is less than the initial basket value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to that decrease. Although the actual value of the basket on the maturity date or at other times during the term of the PLUS may be higher than the final basket value, the payment at maturity will be based solely on the closing value of the basket on the valuation date.
▪
Changes in the values of the basket components may offset each other. Movements in the values of the basket components may not correlate with each other. At a time when the value of one or more of the basket components increases, the values of one or more of the other basket components may not increase as much or may even decline. Therefore, in calculating the final basket value and the payment at maturity, increases in the value of one or more of the basket components may be moderated, or more than offset, by lesser increases or declines in the values of the other basket components. Furthermore, the basket components are not equally weighted. As a result, a percentage change in the final component value of the SPX or the SX5E will have a greater impact on the final basket value than will a similar percentage change in the final component values of the other basket components.

▪
The initial estimated value of the PLUS is less than the price to the public. The initial estimated value that is set forth on the cover page of this document does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the PLUS in any secondary market (if any exists) at any time. If you attempt to sell the PLUS prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the basket, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the PLUS. These factors, together with various credit, market and economic factors over the term of the PLUS, are expected to reduce the price at which you may be able to sell the PLUS in any secondary market and will affect the value of the PLUS in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your PLUS prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the PLUS. In addition to bid-ask spreads, the value of the PLUS determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the PLUS and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your PLUS to maturity.

▪
Our initial estimated value of the PLUS is an estimate only, calculated as of the pricing date. The initial estimated value of the PLUS is based on the value of our obligation to make the payments on the PLUS, together with the mid-market value of the derivative embedded in the terms of the PLUS. See “Structuring the PLUS” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the PLUS. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the PLUS or similar securities at a price that is significantly different than we do.

The value of the PLUS at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the PLUS in any secondary market, if any, should be expected to differ materially from the initial estimated value of your PLUS.
▪
Adjustments to the basket components could adversely affect the value of the PLUS. The sponsors of the relevant Indices (the “index sponsors”) and the investment advisors of the ETFs (the “investment advisors”) may add, delete or substitute the stocks represented or held by the basket components, or make other methodological changes. Further, the index sponsors and the investment advisors may discontinue or suspend calculation or publication of the applicable Indices or discontinue or suspend maintenance of the applicable ETFs at any time. Any of these actions could affect the value of and the return on the PLUS.

▪
We have no affiliation with the index sponsors and the investment advisors and will not be responsible for any actions taken by them. We have no affiliation with the index sponsors and the investment advisors, and they will not be involved in the offering of the PLUS. Consequently, we have no control over their actions, including any actions of the type that could affect the basket components, and therefore, the value of the basket components. The index sponsors

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Performance Leveraged Upside SecuritiesSM
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and the investment advisors have no obligation of any sort with respect to the PLUS. Thus, they have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the PLUS.
▪
Investing in the PLUS is not equivalent to investing in the securities represented or held by the basket components. Investing in the PLUS is not equivalent to investing in the securities represented or held by any basket component. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities represented or held by any basket component.

▪
Each ETF and its underlying index are different. The performance of each ETF may not exactly replicate the performance of its underlying index, because each ETF will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of an ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in that ETF or due to other circumstances.

▪
An investment in the PLUS is subject to management risk. Each ETF is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, each ETF, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicates its underlying index. Therefore, unless a specific security is removed from its underlying index, the applicable ETF generally would not sell a security because the security’s issuer was in financial trouble. In addition, each ETF is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities. The SX5E, the GDX, the DXJ, and EPI include equity securities issued by non-U.S. companies. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information in the United States about non-U.S. companies than about those companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability, and the possibility of natural disaster or adverse public health developments in the region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.
In addition, the stocks that are generally tracked by the EPI have been issued by companies in an emerging markets country, which may pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have less stable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.
▪
The PLUS are subject to exchange rate risk. Because securities held by the SX5E, the GDX, the DXJ, and the EPI are traded in currencies other than U.S. dollars, and the PLUS are denominated in U.S. dollars, the amount payable on the

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Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

PLUS at maturity may be exposed to fluctuations in the exchange rate between the U.S. dollar and each of the currencies in which those securities are denominated. These changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the payment on the PLUS at maturity. An investor’s net exposure will depend on the extent to which the currencies in which the relevant securities are denominated either strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the U.S. dollar strengthens against the currencies in which the relevant securities are denominated, the value of those securities may be adversely affected and the price or level of these basket components may be adversely affected as well. In turn, the payment at maturity may be adversely affected.
In addition, because the DXJ is a basket component, the PLUS are subject to currency hedge risk. The underlying index for the DXJ provides exposure to Japanese equity markets, and also seeks to minimize exposure to fluctuations of the exchange rate between the Japanese yen and the U.S. dollar. The DXJ seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of its underlying index. In order to track its underlying index, the DXJ intends to enter into forward currency contracts or currency futures contracts that ware designed to reflect its underlying index’s attempt to minimize the effect of fluctuations of the currency exchange rate between the Japanese yen and the U.S. dollar. While the DXJ and its underlying index are designed and intended to have higher returns when the U.S. dollar strengthens relative to the Japanese yen as compared to a similar unhedged investment, various factors relating to trading in international currencies may prevent the DXJ and its underlying index from fully reducing exposure to the risk of the U.S. dollar strengthening relative to the Japanese yen, which may adversely impact the value of the PLUS. The DXJ and its underlying index are also designed and intended to have lower returns when the U.S. dollar is weakening relative to the Japanese yen. As a result, the weakening of the U.S. dollar relative to the Japanese yen will likely have less of a positive impact on the value of the PLUS (as compared to returns of a similar unhedged investment).
▪
An investment in the PLUS is subject to risks associated with the Gold and Silver Mining Industries. All or substantially all of the stocks held by the GDX are issued by gold or silver mining companies. As a result, the stocks that will determine the performance of the GDX are concentrated in one sector. Although an investment in the PLUS will not give holders any ownership or other direct interests in the stocks held by the GDX, the return on the PLUS will be subject to certain risks associated with a direct equity investment in gold or silver mining companies.

In addition, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market.
On the other hand, the GDX reflects the performance of shares of gold and silver mining companies and not gold bullion or silver bullion. The GDX may under- or over-perform gold bullion and/or silver bullion over the term of the PLUS.
▪
An investment in the PLUS is subject to risks associated with the biotechnology sector. All of the stocks held by the IBB and included in its underlying index are issued by companies whose primary lines of business are directly associated with the biotechnology sector. The profitability of these companies is largely dependent on, among other things, demand for the companies’ products, safety of the companies’ products, regulatory influences on the biotechnology market (including receipt of regulatory approvals and compliance with complex regulatory requirements),

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pricing and reimbursement from third party payors, continued innovation, talent attraction and retention, maintaining intellectual property rights and intense industry competition. Any negative developments affecting the biotechnology sector could affect negatively the price of the IBB and, in turn, could have an adverse effect on the value of the PLUS and the payments on the PLUS.
▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. RBCCM may, but is not obligated to, make a market in the PLUS, and, if it chooses to do so at any time, it may cease doing so. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which RBCCM is willing to transact. If, at any time, RBCCM were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪
Historical values of the basket components should not be taken as an indication of their respective future values during the term of the PLUS. The trading prices of the equity securities comprising the basket components will determine the value of the relevant basket component at any given time. As a result, it is impossible to predict whether the value of any basket component will rise or fall. Trading prices of the equity securities comprising the basket components will be influenced by complex and interrelated political, economic, financial and other factors.

▪
Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the PLUS. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the basket, the basket components, or the securities which they represent or hold), including trading in those securities as well as in other related instruments. Some of our subsidiaries also may trade those securities and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially have affected the initial component values and, therefore, could have increased the value at which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the value of the basket on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
Our business activities may create conflicts of interest. We and our affiliates may engage in trading activities related to the basket components, the securities represented or held by the basket components that are not for the account of holders of the PLUS or on their behalf. These trading activities may present a conflict between the holders’ interest in the PLUS and the interests we and our affiliates will have in proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management. These trading activities could be adverse to the interests of the holders of the PLUS.

We and our affiliates may presently or from time to time engage in business with one or more of the issuers of the securities represented or held by the basket components. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, we and our affiliates may acquire non-public information relating to these companies, which we have no obligation to disclose to you and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent have made any independent investigation regarding any matters whatsoever relating to the issuers of the securities represented or held by the basket components.
Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the basket components or the securities represented or held by the basket components. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the PLUS. Any of these activities by us or one or more of our affiliates may affect the value of the basket components and, therefore, the market value of the PLUS.

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▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS, which may create a conflict of interest. Our wholly owned subsidiary, RBCCM, will serve as the calculation agent. As calculation agent, RBCCM determined the initial component value of each basket component and will determine the final component value, and basket component return of each basket component, the final basket value, the basket return, and the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by RBCCM, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or successor to any ETF or the calculation of the final component value in the event of a market disruption event or discontinuance of a basket component. These potentially subjective determinations may adversely affect the payout to you at maturity, if any.

▪
The antidilution adjustments that the calculation agent is required to make do not cover every event that could affect an ETF. RBCCM, as calculation agent, will adjust the amount payable at maturity for certain events affecting an ETF. However, the calculation agent will not make an adjustment for every event that could affect an ETF. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the PLUS may be materially and adversely affected.

▪
Significant aspects of the tax treatment of the PLUS are uncertain. The tax treatment of an investment in the PLUS is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from the Canada Revenue Agency regarding the tax treatment of an investment in the PLUS, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the PLUS even though that holder will not receive any payments with respect to the PLUS until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the PLUS should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the sections entitled “Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Additional Terms of the PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Market disruption events with respect to an Index:
With respect to any Index and any relevant successor index, a “market disruption event” means:
•         a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or
•         a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or
•         a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or
•         a decision to permanently discontinue trading in the relevant futures or options contracts;
in each case as determined by the calculation agent in its sole discretion; and
•         a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the PLUS.
For purposes of determining whether a market disruption event with respect to an Index (or the relevant successor index) exists at any time, if trading in a security included in the Index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index (or the relevant successor index) will be based on a comparison of (a) the portion of the level of the Index (or the relevant successor index) attributable to that security relative to (b) the overall level of the Index (or the relevant successor index), in each case immediately before that suspension or limitation.
For purposes of determining whether a market disruption event with respect to an Index (or the relevant successor index) has occurred:
•         a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the Index (or the relevant successor index);
•         limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during

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significant market fluctuations will constitute a suspension, absence or material limitation of trading;
•         a suspension of trading in futures or options contracts on the Index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of:
•        a price change exceeding limits set by such exchange or market,
•        an imbalance of orders relating to such contracts, or
•        a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index (or the relevant successor index); and
•          a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the Index (or the relevant successor index) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.
“Relevant exchange” means, with respect to an Index or any relevant successor index, the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or such successor index, as applicable.

Adjustment factor:
With respect to each ETF, 1.0, subject to adjustment. If an ETF is subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one share of that ETF. No such adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Closing price of an ETF:
The closing price for one share of an ETF (or one unit of any other security for which a closing price must be determined with respect to this basket component) on any trading day means:
•         if the shares of that ETF (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act on which the shares of that ETF (or any such other security) are listed or admitted to trading, or
•         if the shares of that ETF (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.
If the shares of an ETF (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of that ETF (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.
If the last reported sale price for an ETF (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the firm bid prices for that ETF (or any such other security) obtained from as many recognized dealers in such

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security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of the Issuer or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA.

Postponement of the valuation date:
If, for any basket component (an “affected basket component”), (i) a market disruption event occurs on the valuation date or (ii) that day is determined by the calculation agent not to be a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise, the calculation agent will determine the official closing value of the basket component for the valuation date, and as a result, the final basket value, as follows:
•         The official closing value of each basket component that is not an affected basket component will be its official closing value on the valuation date.
•          The official closing value of each basket component that is an affected basket component for the valuation date will be deemed to be the official closing value of the basket component on the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing to occur; provided that the final basket value will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the fifth scheduled trading day after the scheduled valuation date, regardless of the occurrence of a market disruption event on that day.

Market disruption events with respect to an ETF:
With respect to an ETF, a market disruption event, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events:
•         a suspension, absence or material limitation of trading in the shares of that ETF on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market;
•         a suspension, absence or material limitation of trading in option or futures contracts relating to that ETF, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market; or
•         the shares of that ETF do not trade on the NYSE Arca, the NASDAQ Global Market or what was the primary market for the shares of that ETF, as determined by the calculation agent in its sole discretion;
•        any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates or hedge counterparties to unwind all or a material portion of a hedge with respect to the PLUS that such party or its respective hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging.”
The following events will not be market disruption events:
•         a limitation on the hours or number of days of trading in the shares of that ETF on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and
•         a decision to permanently discontinue trading in the option or futures contracts relating to the shares of that ETF.
For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to the shares of an ETF, if

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available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to the shares of an ETF, if available, in the primary market for those contracts, by reason of any of:
•         a price change exceeding limits set by that market;
•         an imbalance of orders relating to those contracts; or
•         a disparity in bid and asked quotes relating to those contacts;
will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the shares of that ETF in the primary market for those contracts.

Discontinuation of/adjustments to the basket components:
Indices. If an index sponsor discontinues publication of the relevant Index and the index sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “successor index”), then the closing level of the Index on the valuation date will be determined by reference to the level of such successor index at the close of trading on the relevant exchange for the successor index on such day.
Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice to be promptly furnished to the trustee, to us and to the holders of the PLUS.
If an index sponsor discontinues publication of the relevant Index prior to, and that discontinuation is continuing on the valuation date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time or the calculation agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, the valuation date, then the calculation agent will determine the closing level of the Index for that date. The closing level of the Index will be computed by the calculation agent in accordance with the formula for and method of calculating the Index or successor index, as applicable, last in effect prior to the discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for the suspension or limitation) at the close of the principal trading session on that date of each security most recently included in the Index or successor index, as applicable.
If at any time the method of calculating an Index or a successor index, or the level thereof, is changed in a material respect, or if an Index or a successor index is in any other way modified so that the Index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index or successor index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date on which the closing level of the Index is to be determined, make any calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level of the Index with reference to the Index or such successor index, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), then the calculation agent will adjust its calculation of the Index or such successor index in order to arrive at a level of the Index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).

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Notwithstanding these alternative arrangements, discontinuation the publication of or modification of any Index or successor index, as applicable, may adversely affect the value of the PLUS.
ETFs. If an ETF is discontinued and the sponsor or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to that ETF (the successor fund), then the calculation agent will substitute the successor fund for that ETF and determine the closing price of that ETF on the valuation date as described above under “—Closing price of an ETF.”
If an ETF is discontinued and:
•          the calculation agent does not select a successor fund, or
•         the successor fund is no longer traded or listed on any of the relevant trading days, the calculation agent will compute a substitute price for that ETF in accordance with the procedures last used to calculate the price of that ETF before any discontinuation but using only those securities that were held by that ETF prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for that ETF as described below, the successor fund or price will be used as a substitute for that ETF for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if that ETF is re-established, unless the calculation agent in its sole discretion decides to use the re-established ETF.
If an ETF is discontinued before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:
•         the determination of the final component value, or
•         a determination by the calculation agent that a successor fund is available, the calculation agent will determine the price that would be used in computing the closing price of that ETF as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the PLUS, and arrange for information with respect to these prices to be made available by telephone.
Notwithstanding these alternative arrangements, discontinuation of the operation of an ETF would be expected to adversely affect the value of, liquidity of and trading in the PLUS.

Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading day:
With respect to an Index, the trading day means a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges for securities comprising the Index or the successor index and (ii) the exchanges on which futures or options contracts related to the Index or the successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.
With respect to an ETF, a trading day means any day on which the exchange and each related exchange are scheduled to be open for their respective regular trading sessions.

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The exchange means the primary organized exchange or quotation system for trading an ETF, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in such shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to such shares on that temporary substitute exchange or quotation system as on the original exchange).
A related exchange means each exchange or quotation system on which futures or options contracts relating to an ETF are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to that ETF has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to that ETF on that temporary substitute exchange or quotation system as on the original related exchange).

Default interest upon acceleration:
In the event we fail to make a payment on the maturity date, any overdue payment in respect of such payment on the PLUS will bear interest until the date upon which all sums due are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of three months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following such failure to pay. Such rate shall be determined by the calculation agent. If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of default and acceleration:
If the maturity of the PLUS is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be calculated as if the date of declaration of acceleration were the valuation date.

Minimum ticketing size:	$1,000 / 100 PLUS
Additional amounts:
We will pay any amounts to be paid by us on the PLUS without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the PLUS, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of a PLUS or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:
(i)                   is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)                 is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the PLUS, the holding of the PLUS or the receipt of payments thereunder;
(iii)                is, or does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal

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Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);
(iv)                presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:
a.       the due date for payment thereof, or
b.       if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the PLUS in accordance with the Indenture;
(v)                 could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or
(vi)                is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the PLUS at maturity.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee. We will indemnify and hold harmless each holder of the PLUS (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the PLUS, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.
For additional information, see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Form of securities:	Book-entry
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM. The calculation agent will make all determinations regarding the PLUS. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or

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confirmations by the calculation agent.
Contact:
MSWM clients may contact their local MSWM branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Validity of the PLUS:
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the PLUS has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the PLUS have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the PLUS will be validly issued and, to the extent validity of the PLUS is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the PLUS or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statues, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 8, 2016, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on January 11, 2016.
In the opinion of Morrison & Foerster LLP, when the PLUS have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the PLUS will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated January 8, 2016, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated January 11, 2016.

Terms incorporated in the master note:
All of the terms in “Summary Terms” (except the item captioned “Commissions and issue price”) and the terms above the item captioned “Contact” in “Additional Terms of the PLUS” of this pricing supplement, and the section “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

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Information About the Basket Components
All disclosures contained in this document regarding the basket components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the applicable index sponsor or investment advisor.  Each of these entities has no obligation to continue to publish, and may discontinue publication of, the applicable basket component. The consequences of an index sponsor or an investment advisor discontinuing publication or making other changes to a basket component are discussed above in the section entitled “Discontinuation of/adjustments to the basket components” or “adjustment factor,” as applicable. Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of any basket component or any successor index or successor to any ETF.
The selection of the basket components is not a recommendation to invest in any basket component. Neither we nor any of our affiliates make any representation to you as to the future performance of any basket component.
The S&P 500® Index (“SPX”)
The SPX is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the U.S. equity market. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
S&P Dow Jones Indices LLC chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P Dow Jones Indices LLC uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P Dow Jones Indices LLC include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Eleven main groups of companies comprise the SPX, with the approximate percentage of the market capitalization of the SPX included in each group as of November 30, 2016 indicated in parentheses: Consumer Discretionary (12.3%); Consumer Staples (9.3%); Energy (7.5%); Financials (14.6%); Health Care (13.7%); Industrials (10.5%); Information Technology (20.8%); Materials (2.9%); Real Estate (2.8%); Telecommunication Services (2.5%); and Utilities (3.1%). S&P Dow Jones Indices LLC from time to time, in its sole discretion, may add companies to, or delete companies from, the SPX to achieve the objectives stated above.
S&P Dow Jones Indices LLC calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the PLUS will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.
Effective with the September 2015 rebalance, consolidated share class lines are no longer included in the SPX.  Each share class line is subject to public float and liquidity criteria individually, but the company’s total market capitalization is used to evaluate each share class line. This may result in one listed share class line of a company being included in the SPX while a second listed share class line of the same company is excluded.
Computation of the SPX
While S&P Dow Jones Indices LLC currently employs the following methodology to calculate the SPX, no assurance can be given that S&P Dow Jones Indices LLC will not modify or change this methodology in a manner that may affect the payment at maturity.
Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P Dow Jones Indices LLC began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. S&P Dow Jones Indices LLC’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.
Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company,

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government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P Dow Jones Indices LLC would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P Dow Jones Indices LLC would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, S&P Dow Jones Indices LLC calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.
The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.
Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% due to a company’s acquisition of another company in the SPX are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.
Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us.  The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.
The PLUS are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly or the ability of the SPX to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the PLUS.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the PLUS into consideration in determining, composing or calculating the SPX.  S&P Dow Jones Indices are not responsible for and

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have not participated in the determination of the prices, and amount of the PLUS or the timing of the issuance or sale of the PLUS or in the determination or calculation of the equation by which the PLUS are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the PLUS.  There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the PLUS currently being issued by us, but which may be similar to and competitive with the PLUS.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX.  It is possible that this trading activity will affect the value of the PLUS.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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The EURO STOXX 50® Index (“SX5E”)
The SX5E was created by STOXX Limited and SIX Swiss Exchange AG.  Publication of the SX5E began in February 1998, based on an initial level of 1,000 at December 31, 1991.
Index Composition and Maintenance
For each of the 19 EURO STOXX regional supersector indices, the stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding supersector index.  If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the SX5E are then added to the selection list.  All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list.  The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. In exceptional cases, STOXX’s management board can add stocks to and remove them from the selection list.
The index components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.
The SX5E is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the SX5E.
The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.
The SX5E is subject to a “fast exit rule.”  The SX5E components are monitored for any changes based on the monthly selection list ranking, i.e., on an ongoing monthly basis.  A stock is deleted from the SX5E if: (a) it ranks 75 or below on the monthly selection list and (b) it ranked 75 or below on the selection list of the previous month.  The highest-ranked stock that is not an index component will replace it.  Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.
The SX5E is also subject to a “fast entry rule.”  All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated at the end of February, May, August or November and (b) it ranks within the “lower buffer” (ranks 1-25) on this selection list.
The SX5E is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcies) that affect the SX5E composition are immediately reviewed.  Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.
Calculation of the SX5E
The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the SX5E value can be expressed as follows:
SX5E =	Free float market capitalization of the SX5E	x 1,000
Adjusted base date market capitalization of the SX5E
The “free float market capitalization of the SX5E” is equal to the sum of the products of the closing price, number of shares outstanding, free float factor and weighting cap factor for each component stock as of the time the SX5E is being calculated.
The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.
License Agreement
We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the PLUS.
The license agreement between us and STOXX requires that the following language be stated in this document:
STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the PLUS.  STOXX does not:

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•	sponsor, endorse, sell, or promote the PLUS;
•	recommend that any person invest in the PLUS or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the PLUS;
•	have any responsibility or liability for the administration, management, or marketing of the PLUS; or
•	consider the needs of the PLUS or the holders of the PLUS in determining, composing, or calculating the SX5E, or have any obligation to do so.
STOXX will not have any liability in connection with the PLUS.  Specifically:
•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:
•	the results to be obtained by the PLUS, the holders of the PLUS or any other person in connection with the use of the SX5E and the data included in the SX5E;
•	the accuracy or completeness of the SX5E and its data;
•	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;
•	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and
•	under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.
The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the PLUS or any other third parties.

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VanEck Vectors® Gold Miners ETF (“GDX”)
The GDX is an investment portfolio maintained, managed and advised by Van Eck. The GDX is an exchange traded fund that trades on NYSE Arca under the ticker symbol “GDX.”
The Market Vectors® ETF Trust is a registered open-end investment company that consists of numerous separate investment portfolios, including the GDX. Information provided to or filed with the SEC by the Market Vectors® ETF Trust under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at www.sec.gov. None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this document.
The GDX seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index. The GDX utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the underlying index. The GDX will invest in all of the securities which comprise the underlying index. The GDX will normally invest at least 95% of its total assets in common stocks that comprise the underlying index.
The Underlying Index
The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of securities issued by publicly traded companies involved primarily in the mining of gold or silver. The underlying index was developed by the NYSE Amex and is calculated, maintained and published by NYSE Arca.
Eligibility Criteria for Index Components
The underlying index includes common stocks, ADRs or GDRs of selected companies that are involved in mining for gold and silver and that are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors.  Generally, this includes exchanges in most developed markets and major emerging markets, and includes companies that are cross-listed, i.e., both U.S. and Canadian listings. NYSE Arca will use its discretion to avoid exchanges and markets that are considered “frontier” in nature or have major restrictions to foreign ownership. The underlying index includes companies that derive at least 50% of their revenues from gold mining and related activities (40% for companies that are already included in the underlying index).  Also, the underlying index will maintain an exposure to companies with a significant revenue exposure to silver mining in addition to gold mining, which will not exceed 20% of the underlying index weight at each rebalance.
Currently, only companies with a market capitalization of greater than $750 million that have an average daily trading volume of at least 50,000 shares and an average daily value traded of at least $1 million over the past three months are eligible for inclusion in the underlying index. Starting in December 2013, for companies already included in the underlying index, the market capitalization requirement at each rebalance will be $450 million, the average daily volume requirement will be at least 30,000 shares over the past three months and the average daily value traded requirement will be at least $600,000 over the past three months.
NYSE Arca has the discretion to not include all companies that meet the minimum criteria for inclusion.
Calculation of the Underlying Index
The underlying index is calculated by NYSE Arca on a price return basis. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the underlying index and the base level and may be adjusted as a result of corporate actions and composition changes, as described below. The level of the underlying index was set at 500.00 on December 20, 2002 which is the index base date. The underlying index is calculated using the following formula:
Where:
t = day of calculation;
N = number of constituent equities in the underlying index;
Qi,t = number of shares of equity i on day t;
Mi,t = multiplier of equity i;
Ci,t = price of equity i on day t; and
DIV = current index divisor on day t.
Underlying Index Maintenance
The underlying index is reviewed quarterly to ensure that at least 90% of the underlying index weight is accounted for by index components that continue to meet the initial eligibility requirements. NYSE Arca may at any time and from time to time change the

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number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the underlying index. Components will be removed from the underlying index during the quarterly review if either (1) the market capitalization falls below $450 million or (2) the traded average daily shares for the previous three months is less than 30,000 shares and the average daily traded value for the previous three months is less than $600,000.
At the time of the quarterly rebalance, the component security weights (also referred to as the multiplier or share quantities of each component security) will be modified to conform to the following asset diversification requirements:
(1)	the weight of any single component security may not account for more than 20% of the total value of the underlying index;
(2)
the component securities are split into two subgroups–large and small, which are ranked by market capitalization weight in the underlying index. Large securities are defined as having a starting index weight greater than or equal to 5%. Small securities are defined as having a starting index weight below 5%; and

(3)
the final aggregate weight of those component securities which individually represent more than 4.5% of the total value of the underlying index may not account for more than 45% of the total index value.

The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the underlying index’s diversification rules.
Diversification Rule 1: If any component stock exceeds 20% of the total value of the underlying index, then all stocks greater than 20% of the underlying index are reduced to represent 20% of the value of the underlying index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated.
Diversification Rule 2: The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are components with a weight of under 5% (after any adjustments for Diversification Rule 1). The large group will represent in the aggregate 45% and the small group will represent 55% in the aggregate of the final index weight. This will be adjusted through the following process: The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 45% of the underlying index. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will be reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.
Changes to the underlying index composition and/or the component security weights in the underlying index are determined and announced prior to taking effect. These changes typically become effective after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance. The share quantities of each component security in the index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share quantities used in the underlying index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share quantities of the surviving entity may be adjusted to account for any stock issued in the acquisition. NYSE Arca may substitute securities or change the number of securities included in the underlying index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share quantity changes to the index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component security of the underlying index, the index divisor may be adjusted to ensure that there are no changes to the index level as a result of nonmarket forces.

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The iShares® NASDAQ Biotechnology ETF (“IBB”)
The IBB is an investment portfolio maintained and managed by BFA. The IBB is an exchange traded fund that trades on the Nasdaq Stock Market (“Nasdaq”) under the ticker symbol “IBB.”
iShares Trust is a registered open-end investment company that consists of numerous separate investment portfolios, including the IBB. Information provided to or filed with the SEC by the iShares Trust under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at www.sec.gov. None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this document.
The IBB seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the NASDAQ Biotechnology Index®. The IBB typically earns income from dividends from securities held by the IBB. These amounts, net of expenses and taxes (if applicable), are passed along to the IBB’s shareholders as “ordinary income.” In addition, the IBB realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the return of the IBB will be calculated based only on the share price of the IBB, you will not receive any benefit from or be entitled to receive income, dividend, or capital gain distributions from the IBB or any equivalent payments.
The NASDAQ Biotechnology Index®
The NASDAQ Biotechnology Index® is calculated, published and disseminated by NASDAQ OMX, and is designed to measure the performance of NASDAQ-listed companies that are classified according to the Industry Classification Benchmark as either biotechnology or pharmaceuticals which also meet other eligibility criteria determined by NASDAQ OMX.  We have derived all information relating to the NASDAQ Biotechnology Index®, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of and is subject to change by, NASDAQ OMX.  Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. NASDAQ OMX has no obligation to continue to publish, and may discontinue or suspend the publication of the NASDAQ Biotechnology Index® at any time.
The NASDAQ Biotechnology Index® is calculated under a modified capitalization-weighted methodology. On November 1, 1993, the NASDAQ Biotechnology Index® began with a base of 200.00. To be eligible for inclusion in the NASDAQ Biotechnology Index®, a security must be listed on The NASDAQ Stock Market. Eligibility for the NASDAQ Biotechnology Index® is limited to specific security types only. The security types eligible for the NASDAQ Biotechnology Index® include common stocks, ordinary shares, American Depositary Receipts, and shares of beneficial interest or limited partnership interests. Securities must meet the following criteria:
•
the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•	the issuer of the security must be classified according to the Industry Classification Benchmark as either Biotechnology or Pharmaceuticals;
•	the security may not be issued by an issuer currently in bankruptcy proceedings;
•	the security must have a market capitalization of at least $200 million;
•	the security must have an average daily trading volume of at least 100,000 shares;
•
the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion in the NASDAQ Biotechnology Index®;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and
•
the issuer of the security must have “seasoned” on NASDAQ, the New York Stock Exchange or NYSE MKT (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing).

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Annual Evaluation
The securities composing the NASDAQ Biotechnology Index® are evaluated annually in December. Securities currently within the NASDAQ Biotechnology Index® must continue to meet the above eligibility criteria. The securities included in the NASDAQ Biotechnology Index® not meeting the maintenance criteria are removed. Index-eligible securities not currently in the NASDAQ Biotechnology Index® are added. Generally, the list of additions and deletions is publicly announced with a press release in early December. If at any time during the year other than at the review a security in the NASDAQ Biotechnology Index® no longer meets the criteria or is otherwise determined to have become ineligible, the security is removed from the NASDAQ Biotechnology Index® and will not be replaced.
Index Maintenance
In addition to the annual evaluation, the securities in the NASDAQ Biotechnology Index® are monitored by NASDAQ OMX with respect to changes in total shares outstanding arising from corporate events such as stock dividends, stock splits, certain spin-offs and rights issuance, or other corporate actions. NASDAQ OMX has adopted the following weight adjustment procedures with respect to such changes. Changes in total shares outstanding arising from stock splits, stock dividends, or spin-offs are generally made to the NASDAQ Biotechnology Index® on the evening prior to the effective date of such corporate action.  If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10%, the change will be made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. In either case, the index share weights for such securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such securities.
Index Rebalancing
The NASDAQ Biotechnology Index® employs a modified market capitalization weighting methodology.  At each quarter, the NASDAQ Biotechnology Index® is rebalanced such that the maximum weight of any security in the NASDAQ Biotechnology Index® does not exceed 8% and no more than 5 securities are at that cap.  The excess weight of any capped security is distributed proportionally across the remaining securities.  If after redistribution, any of the 5 highest ranked securities are weighted below 8%, these securities are not capped.  Next, any remaining securities in excess of 4% are capped at 4% and the excess weight is redistributed proportionally across the remaining securities.  The process is repeated, if necessary, to derive the final weights.
The modified market capitalization weighting methodology is applied to the capitalization of each security in the NASDAQ Biotechnology Index®, using the last sale price of the security at the close of trading on the last trading day in February, May, August and November and after applying quarterly changes to the total shares outstanding. The index share weights are then calculated by multiplying the weight of the security derived above by the new market value of the NASDAQ Biotechnology Index® and dividing the modified market capitalization for each security in the NASDAQ Biotechnology Index® by its corresponding last sale price. The changes are effective after trading on the third Friday in March, June, September and December.

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The WisdomTree® Japan Hedged Equity Fund (“DXJ”)
The WisdomTree is an investment portfolio maintained and managed by WisdomTree Trust (“WTT”). Wisdom Tree Asset Management, Inc. (“WTAM”) is currently the investment adviser to the DXJ, and Mellon Capital Management Corporation is the sub-adviser to the DXJ. The DXJ trades on the NYSE Arca, Inc. under the ticker symbol “DXJ.”
WTT is a registered investment company that consists of numerous separate investment portfolios, including the DXJ. Information provided to or filed with the SEC by WTT under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-132380 and 811-21864, respectively, through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not made any independent investigation as to the accuracy or completeness of such information. None of the foregoing documents or filings are incorporated by reference in, and should not be considered a part of, this document.
The DXJ seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of the WisdomTree® Japan Hedged Equity Index. The underlying index seeks to provide returns based on the performance of Japanese equity securities, while mitigating or “hedging” against fluctuations between the value of the Japanese yen and the U.S. dollar.
The DXJ employs a “passive management” – or indexing – investment approach designed to track the performance of the underlying index, as described below. The DXJ generally uses a “representative sampling” strategy to achieve its investment objective, meaning it generally will invest in a sample of securities in the underlying index whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the underlying index as a whole. Under normal circumstances, at least 95% of the DXJ’s total assets (exclusive of collateral held from securities lending) will be invested in component securities of the underlying index and investments that have economic characteristics that are substantially identical to the economic characteristics of such component securities. The DXJ also may invest its assets in cash and cash equivalents, as well as in shares of other investment companies, forward contracts, futures contracts, options on futures contracts, options and swaps.
To the extent the underlying index concentrates (i.e., holds 25% or more of its total assets in the securities of a particular industry or group of industries), the DXJ will seek to concentrate its investments to approximately the same extent as the underlying index.
Hedging of Currency Risk
The DXJ intends to enter into forward currency contracts or futures contracts designed to offset the DXJ’s exposure to the Japanese yen. A forward currency contract is a contract between two parties to buy or sell a specific currency in the future at an agreed upon exchange rate. A foreign currency futures contract is a contract involving an obligation to deliver or acquire the specified amount of a specific currency, at a specified price and at a specified future time.  The amount of forward contracts and futures contracts in the DXJ is based on the aggregate exposure of the DXJ and the underlying index to the Japanese yen. While this approach is designed to minimize the impact of currency fluctuations on the DXJ’s returns, it does not necessarily eliminate the DXJ’s exposure to the yen. The return of the forward currency contracts and currency futures contracts may not perfectly offset the actual fluctuations between the yen and the U.S. dollar.
We have derived the information above from publicly available documents published by WisdomTree Trust (“WTT”), a registered investment company. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the DXJ, and the DXJ will have no obligations with respect to the PLUS.
The Underlying Index
We have derived all information contained in this document regarding the underlying index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, the index sponsor.
The underlying index is a designed to measure the performance of the dividend-paying segment of the Japan stock market, while minimizing exposure to the Japanese yen fluctuations relative to the U.S. dollar. The underlying index consists of dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange that derive less than 80% of their revenue from sources in Japan. By excluding companies that derive 80% or more of their revenue from Japan, the underlying index is concentrated on dividend-paying companies with a more significant non-Japan revenue base.  The companies included in the underlying index typically have greater exposure to the value of global currencies and, in many cases, their business prospects historically have improved when the value of the Japanese yen has declined and have weakened when the value of the Japanese yen has increased. Constituent securities are weighted based on dividends paid over the prior annual cycle. The underlying index tracks the performance of the WisdomTree® Japan Dividend Index (the “WT Japan Dividend Index”) absent the effect of the fluctuation of the Japanese Yen against the U.S. dollar. The underlying index is calculated in U.S. dollars and published daily on Bloomberg under the ticker symbol “WTIDJH <Index>.” The underlying index was established with a base value of 100 on February 1, 2010.

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WTI, as index provider, currently uses Standard & Poor’s Global Industry Classification Standards (“S&P GICS”) to define companies in each sector. The following sectors are currently included in the underlying index: consumer discretionary, consumer staples, financials, health care, industrials, information technology, and materials.
Objectives and Principles of the Underlying Index
The selection and weighting methodology of the underlying index are identical to those of the WT Japan Dividend Index, as described below. The underlying index is designed to remove from index performance the impact of changes to the value of the Japanese yen relative to the U.S. dollar. In this sense, the underlying index attempts to “hedge” against fluctuations in the relative value the Japanese yen against the U.S. dollar. The underlying index is designed to have higher returns than the WT Japan Dividend Index when the yen is weakening relative to the U.S. dollar. Conversely, the underlying index is designed to have lower returns than the WT Japan Dividend Index when the yen is rising relative to the U.S. dollar.
Calculation of the Underlying Index
The underlying index hedges the currency effects of the WT Japan Dividend index and is calculated as follows:
Where:
•	Forward Rate = WM/Reuters one-month forward rate in Japanese yen per U.S. dollar (as published by the WM Company to reflect the spot rate in Japanese yen per U.S. dollar one month in the future);
•	Spot Rate = spot rate in Japanese yen per U.S. dollar;
•	m=month, d= 1, 2, 3,... D calendar days (i.e., md is day d for month m and m0 is the last day of month m-1). D=Total number days in month.
Membership Criteria
The underlying index consists only of companies that:
•
meet the minimum liquidity requirements established by WTI, including the requirement that shares of such component companies must have traded at least 250,000 shares per month for each of the six months preceding the annual screening date;

•	are incorporated in Japan;
•	list their shares on the Tokyo Stock Exchange;
•	have paid at least $5 million in cash dividends on common stock shares in the annual cycle prior to the annual reconstitution;
•	have a market capitalization of at least $100 million on the annual screening date; and
•	have an average daily dollar volume of at least $100,000 for three months preceding the annual screening date.
Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible.
Weighting of the Underlying Index
The underlying index is a modified capitalization-weighted index that employs a weighting formula designed to reflect the effect that dividends play in the total return of the underlying index. The initial weight of an index component at the annual reconstitution, the “Cash Dividend Factor,” is derived by multiplying the U.S. dollar value of the company’s annual dividend per share by the number of common shares outstanding for that company. The Cash Dividend Factor is calculated for every index component and then summed. Each component’s weight is equal to its Cash Dividend Factor divided by the sum of all Cash Dividend Factors for all the components in the WT Japan Dividend Index, and is set immediately after the close of trading on the third Wednesday of

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June. New component weights take effect before the opening of trading on the first Monday following the third Friday of June (the “International Reconstitution Date”). Special dividends are not included in the weights computation.
The WT Japan Dividend Index is modified, and all other components in the WT Japan Dividend Index are rebalanced at the close of the current calendar quarter should the following occur:
•	if any company achieves a weighting equal to or greater than 24.0% of the WT Japan Dividend Index, its weighting will be reduced to 20.0%; or
•
if the “collective weight” of index components whose individual current weights equal or exceed 5.0% of the WT Japan Dividend Index, when added together, equal or exceed 50.0% of the WT Japan Dividend Index, the weightings of those component securities will be reduced so that their collective weight equals 40.0% of the WT Japan Dividend Index.

Further iterations of the adjustments may occur until no company or group of companies violate the rules described above.
If any sector achieves a weight equal to or greater than 25% of the WT Japan Dividend Index, the weights of companies will be proportionally reduced to 25% as of the annual screening date. In response to market conditions, sector weights may fluctuate above 25% between annual screening dates.
Calculation of the WT Japan Dividend Index
The WT Japan Dividend index is calculated as follows:
Si{SiPi Ei}
Div
Where:
•	Si = Number of shares in the index for security i;
•	Pi = Price of security i;
•	Ei = U.S. dollars per Japanese yen; if the security price is in U.S. dollars, Ei = 1; and
•	Div = Divisor.
Dividend Treatment
The underlying index is calculated to capture price appreciation and total return, which assumes dividends are reinvested in the index securities. Where information is available about both gross and net dividends, the underlying index assumes reinvestment of net dividends. Normal dividend payments are reinvested and accounted for in the underlying index, while special dividends that are not reinvested in the index require index divisor adjustments to prevent the distribution from distorting the price index.
Multiple Share Classes
In the event that a component company issues multiple classes of shares of common stock, each class of shares will be included in the WT Japan Dividend Index, provided that dividends are paid on those shares. Conversion of a share class into another share class results in the deletion of the share class being phased out and an increase in shares of the surviving share class, provided that the surviving share class is in the WT Japan Dividend Index.
Underlying Index Maintenance
Index maintenance includes monitoring and implementing the adjustments for company deletions, stock splits, stock dividends, spins-offs, or other corporate actions. Some corporate actions, such as stock splits, stock dividends, and rights offerings require changes in the WT Japan Dividend Index shares and the stock prices of the component companies in the WT Japan Dividend Index. Some corporate actions, such as stock issuances, stock buybacks, warrant issuances, increases or decreases in dividend per share between reconstitutions, do not require changes in the WT Japan Dividend Index shares or the stock prices of the component companies in the index. Other corporate actions, such as special dividends and entitlements, may require index divisor adjustments. Any corporate action, whether it requires divisor adjustments or not, will be implemented after the close of trading on the day prior to the ex-date of such corporate actions. Whenever possible, changes to the WT Japan Dividend Index’s components, such as deletions as a result of corporate actions, will be announced at least two business days prior to their implementation date.
Component Changes
•
Additions. Additions will be made at the annual reconstitution according to the inclusion criteria defined above. Changes are implemented before the opening of trading the International Reconstitution Date. No additions are made between annual reconstitutions.

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•
Deletions. Shares of the following companies will deleted from the WT Japan Dividend Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the WT Japan Dividend Index if:

o	a component company is re-incorporated outside Japan;
o	a component company cancels its dividend payments;
o	a component company files for bankruptcy; or
o	a component company is de-listed or acquired by a company outside of the Underlying Index.
Companies being acquired will be deleted from the underlying index immediately before the effective date of the acquisition or upon notice of a suspension of trading in the stock of the company that is being acquired. If a component company is acquired by another company in the WT Japan Dividend Index for stock, the acquiring company’s shares and weight in the Underlying Index are adjusted to reflect the transaction after the close of trading on the day prior to the execution date.
Component companies that reclassify their shares (i.e., that convert multiple share classes into a single share class) remain in the WT Japan Dividend Index, although index shares are adjusted to reflect the reclassification.
Spin-Offs and Initial Public Offerings
If a company is spun-off from an existing component company and pays a regular cash dividend, it is not allowed into the underlying index until the next annual reconstitution, provided it meets all other inclusion requirements described above. If the spin-off shares of publicly traded companies are included with their parent company in the WT Japan Dividend Index, the weights of the parent company and remaining components are adjusted proportionately to reflect the change in the composition. Companies that affect an initial public offering and that pay regular cash dividends and that meet all other index inclusion requirements must wait until the next annual reconstitution to be included in the WT Japan Dividend Index.
Index Divisor Adjustments
Changes in the WT Japan Dividend Index market capitalization due to changes in composition, weighting or corporate actions result in a divisor change to maintain the WT Japan Dividend Index’s continuity. By adjusting the divisor, the WT Japan Dividend Index value retains its continuity before and after the event. Corporate actions that require divisor adjustments will be implemented prior to the opening of trading on the effective date. In certain instances where information is incomplete, or the completion of an event is announced too late to be implemented prior to the ex-date, the implementation will occur as of the close of the following day or as soon as practicable thereafter. For corporate actions not described above, or combinations of different types of corporate events and other exceptional cases, WTI reserves the right to determine the appropriate implementation method.

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The WisdomTree® India Earnings Fund (“EPI”)
The EPI is an investment portfolio maintained and managed by WisdomTree Trust (“WTT”). WTAM is currently the investment adviser to the EPI, and Mellon Capital Management Corporation is the sub-adviser to the EPI. The EPI is an exchange traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EPI.”
WTT is a registered investment company that consists of numerous separate investment portfolios, including the EPI. Information provided to or filed with the SEC by WTT under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-132380 and 811-21864, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not made any independent investigation as to the accuracy or completeness of such information. None of the foregoing documents or filings are incorporated by reference in, and should not be considered a part of, this document.
Investment Objective and Strategy
The EPI is an exchange-traded fund that seeks to track the price and yield performance, before fees and expenses, of the Underlying Index. The Underlying Index is a weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index rebalance. The inception date of the Underlying Index was December 3, 2007. The level of the Underlying Index is reported by Bloomberg L.P. under the ticker symbol “WTIND.”
The EPI pursues a “passive” or indexing approach in attempting to track the performance of the Underlying Index. The EPI attempts to invest all, or substantially all, of its assets in the common stocks that make up the Underlying Index.  The EPI generally uses a “representative sampling” strategy to achieve its investment objective, meaning that it generally will invest in a sample of the securities whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the Underlying Index as a whole.
Under normal circumstances, at least 95% of the EPI’s total assets (exclusive of collateral held from securities lending) will be invested in the component securities of the Underlying Index.  To the extent that the Underlying Index concentrates (i.e., holds 25% or more of its total assets) in the securities of a particular industry or group of industries, the EPI will concentrate its investments to approximately the same extent as the Underlying Index.
The WisdomTree India Earnings Index
The Underlying Index is a weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index rebalance.
The Underlying Index consists only of companies that:
•	are incorporated in India;
•	are listed on a major stock exchange in India;
•	have generated at least $5 million in earnings in their fiscal year prior to the annual index rebalance;
•	have a market capitalization of at least $200 million on the annual index rebalance;
•	have an average daily dollar trading volume of at least $200,000 for each of the six months prior to the annual index rebalance;
•	have traded at least 250,000 shares per month for each of the six months prior to the annual index rebalance; and
•	have a price to earnings ratio (“P/E ratio”) of at least 2 as of the annual index rebalance.
Companies are weighted in the Underlying Index based on reported net income in their fiscal year prior to the annual index rebalance. The reported net income number is then multiplied by a second factor developed by Standard & Poor’s called the “Investability Weighting Factor” (“IWF”). The IWF is used to scale the earnings generated by each company by restrictions on shares available to be purchased. The product of the reported net income and IWF is known at the “Earnings Factor.” Companies are weighted by the proportion of each individual earnings factor relative to the sum of all earnings factors within the Underlying Index.
Notwithstanding the criteria used to determine and calculate the Underlying Index, no assurances can be given that the Underlying Index will have a positive return during the term of the PLUS.
The maximum weight of any one sector in the Underlying Index, at the time of the Underlying Index’s annual rebalance, is capped at 25%. In response to market conditions, sector weights may fluctuate above 25% between annual index rebalance dates.
WisdomTree Investments, Inc. (“WTI”), as index provider, currently uses Standard & Poor’s Global Industry Classification Standards to define companies in each sector of the Underlying Index. The following sectors are included in the Underlying Index: consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecommunication services, and utilities. A sector is comprised of multiple industry groups. For example, the energy sector is comprised of companies in, among others, the natural gas, oil and petroleum industries.

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Historical Information
While actual historical information on the basket did not exist before the pricing date, the first graph below sets forth the hypothetical historical daily performance of the basket from January 1, 2011 through December 28, 2016. The graph is based upon actual daily official closing values of the basket components, hypothetical component weightings as described in “Summary Terms—Basket” on the cover page, and a hypothetical basket value of 100 as of January 1, 2011.
The other graphs below set forth the daily official closing values of the basket components for the period from January 1, 2011 through December 28, 2016. The tables below each graph set forth the published high and low official closing values, as well as the end-of-quarter official closing values, of the basket components for each quarter in the same period.
We obtained the information below from Bloomberg Financial Markets, without independent verification.
You should not take the historical values of the basket or the basket components as an indication of future performance, and no assurance can be given as to the value of any of the basket or the basket components on the valuation date.

December 2016	Page 33

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The S&P 500® Index
Information as of market close on December 28, 2016:
Bloomberg Ticker Symbol:	SPX	52 Weeks Ago:	2,056.50
Current Level:	2,249.92	52 Week High (on 12/13/2016):	2,271.72
		52 Week Low (on 2/11/2016):	1,829.08

The S&P 500® Index – Historical Closing Levels January 1, 2011 to December 28, 2016

	High	Low	Period End
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter (through December 28, 2016)	2,271.72	2,085.18	2,249.92

December 2016	Page 34

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The EURO STOXX 50® Index
Information as of market close on December 28, 2016:
Bloomberg Ticker Symbol:	SX5E	52 Weeks Ago:	3,256.49
Current Level:	3,278.72	52 Week High (on 12/29/2015):	3,314.28
		52 Week Low (on 2/11/2016):	2,680.35

The EURO STOXX 50® Index – Historical Closing Levels January 1, 2011 to December 28, 2016
	High	Low	Period End
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.96	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter	3,178.01	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter	3,091.66	2,761.37	3,002.24
Fourth Quarter (through December 28, 2016)	3,279.41	2,954.53	3,278.72

December 2016	Page 35

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Market Vectors® Gold Miners ETF
Information as of market close on December 28, 2016:
Bloomberg Ticker Symbol:	GDX	52 Weeks Ago:	$13.79
Current Price:	$20.24	52 Week High (on 8/2/2016):	$31.32
		52 Week Low (on 1/19/2016):	$12.47

Market Vectors® Gold Miners ETF – Historical Closing Prices January 1, 2011 to December 28, 2016

	High ($)	Low ($)	Period End ($)
2011
First Quarter	60.80	53.12	60.10
Second Quarter	63.95	51.78	54.59
Third Quarter	66.63	53.74	55.19
Fourth Quarter	63.30	50.06	51.43
2012
First Quarter	57.47	48.75	49.54
Second Quarter	50.39	39.34	44.77
Third Quarter	54.81	40.70	53.69
Fourth Quarter	54.25	44.85	46.39
2013
First Quarter	47.10	35.91	37.85
Second Quarter	37.45	22.22	24.49
Third Quarter	30.43	22.90	25.02
Fourth Quarter	26.54	20.39	21.13
2014
First Quarter	27.73	21.27	23.61
Second Quarter	26.45	22.04	26.45
Third Quarter	27.43	21.35	21.36
Fourth Quarter	21.94	16.59	18.38
2015
First Quarter	22.94	17.67	18.24
Second Quarter	20.82	17.76	17.76
Third Quarter	17.85	13.04	13.74
Fourth Quarter	16.90	13.08	13.72
2016
First Quarter	20.86	12.47	19.97
Second Quarter	27.70	19.53	27.70
Third Quarter	31.32	25.45	26.43
Fourth Quarter (through December 28, 2016)	25.96	18.99	20.24

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PLUS Based on a Basket of Two Equity Indices and Four Exchange-Traded Funds, due June 28, 2017
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

The iShares® NASDAQ Biotechnology ETF
Information as of market close on December 28, 2016:
Bloomberg Ticker Symbol:	IBB	52 Weeks Ago:	$337.22
Current Price:	$268.08	52 Week High (on 12/29/2015):	$343.11
		52 Week Low (on 6/27/2016):	$241.49

The iShares® NASDAQ Biotechnology ETF – Historical Closing Prices January 1, 2011 to December 28, 2016

	High ($)	Low ($)	Period End ($)
2011
First Quarter	83.25	69.85	76.07
Second Quarter	80.93	75.87	76.88
Third Quarter	90.17	77.63	80.96
Fourth Quarter	80.58	60.39	69.82
2012
First Quarter	74.45	59.08	66.35
Second Quarter	72.98	63.27	72.76
Third Quarter	83.71	69.35	81.20
Fourth Quarter	82.40	73.11	82.33
2013
First Quarter	93.30	81.64	90.90
Second Quarter	92.72	77.52	77.52
Third Quarter	87.02	75.68	86.24
Fourth Quarter	94.72	85.73	94.00
2014
First Quarter	100.19	92.67	100.19
Second Quarter	109.53	100.92	106.52
Third Quarter	109.63	84.74	93.23
Fourth Quarter	104.40	89.03	104.40
2015
First Quarter	366.51	300.50	343.50
Second Quarter	383.24	333.67	369.32
Third Quarter	398.00	289.32	302.20
Fourth Quarter	343.11	298.47	338.55
2016
First Quarter	327.71	243.48	260.33
Second Quarter	288.52	241.49	257.74
Third Quarter	300.08	260.39	289.46
Fourth Quarter (through December 28, 2016)	293.09	246.87	268.08

December 2016	Page 37

PLUS Based on a Basket of Two Equity Indices and Four Exchange-Traded Funds, due June 28, 2017
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

WisdomTree® Japan Hedged Equity Fund
Information as of market close on December 28, 2016:
Bloomberg Ticker Symbol:	DXJ	52 Weeks Ago:	$50.26
Current Price:	$50.29	52 Week High (on 12/15/2016):	$51.64
		52 Week Low (on 7/7/2016):	$37.55

WisdomTree® Japan Hedged Equity Fund – Historical Closing Prices January 1, 2011 to December 28, 2016

	High ($)	Low ($)	Period End ($)
2011
First Quarter	41.21	33.50	36.87
Second Quarter	37.23	34.39	36.14
Third Quarter	37.06	31.56	32.52
Fourth Quarter	33.06	30.49	31.34
2012
First Quarter	37.02	31.40	36.90
Second Quarter	36.71	30.08	33.18
Third Quarter	33.42	30.34	31.62
Fourth Quarter	36.88	30.77	36.88
2013
First Quarter	44.23	36.66	43.19
Second Quarter	52.91	40.82	45.61
Third Quarter	49.48	43.89	47.93
Fourth Quarter	50.84	45.31	50.84
2014
First Quarter	50.43	45.07	47.34
Second Quarter	50.60	44.84	49.36
Third Quarter	52.87	48.48	52.32
Fourth Quarter	57.53	46.84	49.23
2015
First Quarter	56.43	47.42	55.12
Second Quarter	60.52	54.92	57.20
Third Quarter	58.27	47.72	48.66
Fourth Quarter	55.75	48.89	50.08
2016
First Quarter	49.22	39.08	43.71
Second Quarter	46.28	37.74	38.78
Third Quarter	43.98	37.55	42.91
Fourth Quarter (through December 28, 2016)	51.64	42.79	50.29

December 2016	Page 38

PLUS Based on a Basket of Two Equity Indices and Four Exchange-Traded Funds, due June 28, 2017
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

WisdomTree® India Earnings Fund
Information as of market close on December 28, 2016:
Bloomberg Ticker Symbol:	EPI	52 Weeks Ago:	$19.90
Current Price:	$19.77	52 Week High (on 9/6/2016):	$22.36
		52 Week Low (on 2/11/2016):	$16.67

WisdomTree® India Earnings Fund – Historical Closing Prices January 1, 2011 to December 28, 2016

	High ($)	Low ($)	Period End ($)
2011
First Quarter	26.68	21.94	24.80
Second Quarter	25.51	22.24	23.94
Third Quarter	24.38	18.15	18.15
Fourth Quarter	20.58	15.46	15.60
2012
First Quarter	21.56	16.23	19.28
Second Quarter	19.57	15.62	17.23
Third Quarter	18.94	16.36	18.94
Fourth Quarter	19.84	17.72	19.37
2013
First Quarter	20.50	17.75	17.97
Second Quarter	19.18	15.38	16.20
Third Quarter	16.84	13.31	15.32
Fourth Quarter	17.64	15.54	17.44
2014
First Quarter	18.96	15.73	18.96
Second Quarter	23.45	18.93	22.47
Third Quarter	23.54	21.66	21.91
Fourth Quarter	23.55	20.78	22.05
2015
First Quarter	24.33	21.40	22.80
Second Quarter	23.77	20.67	21.67
Third Quarter	22.42	17.76	19.92
Fourth Quarter	21.14	18.51	19.86
2016
First Quarter	19.74	16.67	19.51
Second Quarter	20.42	18.67	20.19
Third Quarter	22.36	20.27	21.62
Fourth Quarter (through December 28, 2016)	22.11	19.49	19.77

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PLUS Based on a Basket of Two Equity Indices and Four Exchange-Traded Funds, due June 28, 2017
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Canadian Federal Income Tax Consequences
An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.
Supplemental Discussion of U.S. Federal Income Tax Consequences
The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the PLUS. It does not purport to be a complete analysis of all tax considerations relating to the PLUS. Prospective purchasers of the PLUS should consult their tax advisors as to the consequences under the tax laws of the country of which they are a resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the PLUS and receiving payments under the PLUS. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.
Supplemental U.S. Tax Considerations
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement. It applies only to those initial holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE PLUS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE PLUS ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE PLUS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether the basket components or any of the entities whose stock is included in the basket components would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”), or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If the basket components or any of the entities whose stock is included in the basket components were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively. You should refer to any available information filed with the SEC and other authorities by the basket components or the entities whose stock is included in the basket components and consult your tax advisor regarding the possible consequences to you in this regard.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a PLUS as a pre-paid cash-settled derivative contract in respect of the basket for U.S. federal income tax purposes, and the terms of the PLUS require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the PLUS for all tax purposes in accordance with such characterization. If the PLUS are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the PLUS in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the PLUS. In general, a U.S. holder’s tax basis in the PLUS will be equal to the price the holder paid for the PLUS. Capital gain recognized by an individual U.S. holder is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.
Alternative Treatments. Alternative tax treatments of the PLUS are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, it is possible to treat the PLUS, and the Internal Revenue Service might assert that a PLUS should be treated, as a single debt instrument. Pursuant to such characterization, the PLUS would generally be subject to the rules concerning short-term debt instruments as described under the heading “Tax Consequences—United States Taxation—Original Issue Discount—Short-Term Debt Securities” in the accompanying prospectus. Because of the absence of authority regarding the appropriate tax characterization of the PLUS, it is also possible that the Internal Revenue Service could seek to characterize the PLUS in a manner that results in tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the PLUS should be treated as ordinary gain or loss.
The Internal Revenue Service has released a notice that may affect the taxation of holders of the PLUS. According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code, which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be

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PLUS Based on a Basket of Two Equity Indices and Four Exchange-Traded Funds, due June 28, 2017
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the PLUS for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting. Payments made with respect to the PLUS and proceeds from the sale or exchange of the PLUS may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the Internal Revenue Service or allowed as a credit against the holder's U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the Internal Revenue Service.
Reports will be made to the Internal Revenue Service and to holders that are not exempted from the reporting requirements.
Non-U.S. Holders. The following discussion applies to non-U.S. holders of the PLUS. A non-U.S. holder is a beneficial owner of a PLUS that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
Except as described below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the PLUS, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the United States for 183 days or more during the taxable year of the sale, exchange or maturity of the PLUS. In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Accordingly, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the PLUS. However, it is possible that the PLUS could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the basket components or the PLUS, and following such occurrence the PLUS could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the basket components or the PLUS should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the PLUS and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the PLUS for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the PLUS to become subject to withholding tax, we will withhold tax at the applicable statutory rate. The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the PLUS should be subject to withholding tax. We will not be required to pay any additional amounts in respect of such withholding. Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”), imposes a 30% U.S. withholding tax on certain U.S. source payments of interest (and OID), dividends, or other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property (including payments at maturity, or upon a redemption or sale) of a type which can produce U.S. source interest or dividends (“withholdable payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on your behalf) unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. In addition, the PLUS may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA. The legislation also generally imposes a withholding tax of 30% on withholdable payments made to a non-financial foreign entity, unless that entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

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Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the securities will only apply to payments made after December 31, 2018. If we determine withholding is appropriate with respect to the PLUS, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the PLUS will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. You are urged to consult with your own tax advisor regarding the possible implications of FATCA on your investment in the PLUS.

December 2016	Page 42

PLUS Based on a Basket of Two Equity Indices and Four Exchange-Traded Funds, due June 28, 2017
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Use of Proceeds and Hedging
The net proceeds from the sale of the PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the PLUS. The initial public offering price of the PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the PLUS.
Supplemental Information Regarding Plan of Distribution; Conflicts of Interest
Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the PLUS from Royal Bank of Canada for distribution to MSWM. RBCCM will act as agent for the PLUS and will receive a fee of $0.175 per $10 stated principal amount and will pay to MSWM a fixed sales commission of $0.125 for each of the PLUS they sell. Of the amount per $10 stated principal amount received by RBCCM, RBCCM will pay MSWM a structuring fee of $0.05 for each PLUS.
MSWM may reclaim selling concessions allowed to individual brokers within MSWM in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the PLUS distributed by such brokers.
Delivery of the PLUS will be made against payment for the PLUS on January 3, 2017, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”).
In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
The value of the PLUS shown on your account statement may be based on RBCCM’s estimate of the value of the PLUS if RBCCM or another of our affiliates were to make a market in the PLUS (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the PLUS in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately three months, the value of the PLUS that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the PLUS at that time. This is because the estimated value of the PLUS will not include the agent’s commission and our hedging costs and profits; however, the value of the PLUS shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the PLUS. This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your PLUS, it expects to do so at prices that reflect its estimated value.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.
Structuring the PLUS
The PLUS are our debt securities, the return on which is linked to the performance of the basket. As is the case for all of our debt securities, including our structured notes, the economic terms of the PLUS reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, reduced the initial estimated value of the PLUS at the time their terms are set. Unlike the estimated value included in this document, any value of the PLUS determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the PLUS than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of each basket component, and the tenor of the PLUS. The economic terms of the PLUS and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the PLUS reduced the economic terms of the PLUS to you and resulted in the initial estimated value for the PLUS on the pricing date being less than their public offering price. See “Risk Factors—The initial estimated value of the PLUS is less than the price to the public” above.

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PLUS Based on a Basket of Two Equity Indices and Four Exchange-Traded Funds, due June 28, 2017
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Employee Retirement Income Security Act
This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the PLUS.
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.
In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing PLUS should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”
Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if PLUS are acquired by or with the assets of a Plan, and with respect to which Royal Bank of Canada or any of its affiliates is a ‘‘party in interest” or a “disqualified person,” unless those PLUS are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the PLUS, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the PLUS will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the PLUS, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the PLUS, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the PLUS and the transactions contemplated with respect to the PLUS.
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the PLUS, you should consult your legal counsel.

December 2016	Page 44